Exhibit 10.5

EXTENSION AND AMENDMENT OF AGREEMENT

      This Extension and Amendment is dated as of March 10, 2005 between Tollgrade Communications, Inc., having an address at 493 Nixon Road, Cheswick, PA 15024 (the “Corporation”) and Jeffrey J. Tatusko, an individual residing in the Commonwealth of Pennsylvania and an employee of the Corporation (the “Executive”).

      WHEREAS, the Corporation and the Executive entered into an Agreement made as of February 1, 2001, which provides for compensation to the Executive upon termination of employment under certain circumstances related to a change in control of the Corporation (the “Agreement”);

      WHEREAS, the initial term of the Agreement is stated to continue for a period of four (4) years, and the Agreement provides further that upon expiration, the Corporation shall, in its sole discretion, determine whether the Agreement shall be renewed upon such terms as the Corporation deems advisable;

      WHEREAS, notwithstanding the expiration of the initial term of the Agreement, the Board of Directors of the Corporation have determined that it is in the best interests of the Corporation to renew the Agreement, extending its term for an additional period of four (4) years, provided that the Agreement is amended as set forth herein to include a covenant against competition;

      WHEREAS, the Executive desires to extend the Agreement, as amended hereby, in order to obtain the benefits described in the Agreement in the event the Executive’s employment is terminated under the circumstances described in the Agreement.

      NOW THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the parties agree as follows:

      1. Extension of Agreement. The term of the Agreement is hereby deemed to have continued in effect through and including the date hereof, and is hereby further extended through February 28, 2009. Upon expiration of the term, as so extended, the Corporation shall, in its sole discretion, determine whether the Agreement shall be renewed upon such terms as it deems advisable.

      2. Amendment of Agreement. A new Section 11 is hereby added to the Agreement to read in its entirety as set forth on Exhibit A attached hereto.

      3. No Other Modifications. Except as modified by this Extension and Amendment, the provisions of the Agreement shall remain in full force and effect.

      4. Miscellaneous. This Extension and Amendment will be governed in all respects by the laws of the Commonwealth of Pennsylvania without reference to any choice of law provisions. This Extension and Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parties have hereunto set their hands the date first above written.

TOLLGRADE COMMUNICATIONS, INC.		EXECUTIVE

By:	/s/Jennifer M. Reinke	/s/Jeffrey J. Tatusko

Name:	Jennifer M. Reinke	Jeffrey J. Tatusko

Title:	Assistant Secretary

Exhibit A

      11. Noncompetition. The Executive covenants and agrees that if the Executive receives payment under Section 4(b)(ii) of this Agreement, then during the Restricted Period, the Executive shall not in the United States of America, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise alone or in association with any other person, corporation or other entity, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit the Executive’s name to used in connection with, any Competing Business. For purposes of this Agreement, the term “Restricted Period” shall mean a number of years following the termination of Executive’s employment with the Corporation equal to the number calculated pursuant to Section 4(b)(ii)(A) of this Agreement, plus any amount of time during such period during which the Executive is in violation of this provision. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity engaged in the business of selling or attempting to sell any product or service which competes with (a) products or services sold by the Corporation within the two (2) years prior to termination of the Executive’s employment or (b) new products of the Corporation with respect to which the Corporation had allocated engineering resources at the date of the Executive’s termination to develop such new products.